Exhibit 99.1

MEDIA CONTACT	Charles F. Avery, Jr.

TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	February 18, 2014

FreightCar America, Inc. Reports Fourth Quarter and Full Year 2013 Results

Highlights

•	Revenues of $79.7 million, net loss of $12.3 million, or $(1.03) per diluted share, for the fourth quarter of 2013

•	Revenues of $290.4 million, net loss of $19.3 million, or $(1.61) per diluted share, for the full year 2013

•	Pretax restructuring and impairment charges of $10.5 million recorded in the fourth quarter

•	Product diversification strategy continues with 700 non-coal cars ordered in the quarter, including first covered hopper orders

•	Year-end backlog at 6,826 railcars of which 3,098 were non-coal cars and 3,680 coal car rebuilds

•	Cash and investments at $192.3 million including $89 million of customer deposits

Chicago, IL, February 18, 2014 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the fourth quarter ended December 31, 2013, with revenues of $79.7 million and a net loss of $12.3 million, or $(1.03) per diluted share. For the same quarter in 2012, the Company reported revenues of $116.6 million and a net loss of $1.0 million, or $(0.08) per diluted share. Revenues were $75.9 million with a net loss of $0.9 million, or $(0.08) per diluted share, in the third quarter of 2013.

“FreightCar America experienced a significant transformation of the business in 2013. While the financial results are not what we desired, we completed several key strategic milestones in the past year,” said Joe McNeely, Chief Executive Officer. “We successfully started up the Shoals facility and brought to market a number of non-coal car types including intermodal and covered hopper railcars. We also continued to make changes to improve the returns of our services business, which resulted in the decision to close one of our underperforming repair shops. With the execution of our strategic priorities and maintaining our market leadership in coal cars, we expect to deliver approximately 7,000 cars in 2014.”

FOURTH QUARTER RESULTS

The Company delivered 1,101 railcars in the fourth quarter of 2013, which included 190 new, 99 used and 812 rebuilt railcars. This compares to 1,308 railcars delivered in the fourth quarter of 2012, including 528 new cars and 780 rebuilt cars. There were 937 railcars delivered in the third quarter of 2013, of which 194 were new and 743 were rebuilds. Total manufacturing backlog was 6,826 units at December 31, 2013, compared to 2,881 units at December 31, 2012 and 7,129 units at September 30, 2013.

Fourth quarter 2013 results include restructuring and non-cash impairment charges totaling $10.5 million. The Manufacturing segment results include a non-cash impairment charge of $7.6 million related to the Danville facility. The Services segment results include a $1.9 million restructuring and impairment charge related to the closure of the Clinton, Indiana facility. Lastly, Corporate costs include severance expense of $1.3 million.

The Manufacturing segment had revenues of $72.1 million in the fourth quarter of 2013, compared to $109.3 million for the same period of 2012 and $66.9 million in the third quarter of 2013. The Manufacturing segment operating loss was $8.7 million in the fourth quarter of 2013 including the aforementioned impairment charge and $5.3 million related to Shoals start-up, Danville carrying costs and a charge for projected costs in excess of selling price for an order to be delivered in 2014. Operating income was $6.5 million in the fourth quarter of 2012 and $4.3 million in the third quarter of 2013.

Revenues for the Services segment were $7.7 million in the fourth quarter of 2013, compared to $7.3 million in the fourth quarter of 2012 and $9.0 million in the third quarter of 2013. The Services segment operating loss was $2.4 million in the fourth quarter of 2013 including the previously discussed restructuring and impairment charges, compared to operating income of $0.1 million in the fourth quarter of 2012 and operating income of $0.7 million in the third quarter of 2013.

Corporate costs were $7.0 million during the quarter ended December 31, 2013, compared to $6.6 million in the same quarter of 2012 and $6.0 million in the third quarter of 2013. Fourth quarter 2013 Corporate costs include $1.3 million of severance expenses of which $1.1 million is included in the restructuring charge

The effective tax rate was 33.4% for the fourth quarter of 2013.

FULL YEAR RESULTS

Revenues for the fiscal year ended December 31, 2013 were $290.4 million compared to $677.4 million in 2012. Net loss in 2013 was $19.3 million, or $(1.61) per diluted share, compared to net income of $19.1 million, or $1.60 per diluted share in 2012.

The Manufacturing segment revenues were $253.8 million in 2013 compared to $644.0 million in 2012. The decrease in revenues reflects lower railcar deliveries and lower average revenue per car. Operating loss in 2013 for the Manufacturing segment was $3.4 million including the fourth quarter impairment charge, compared to operating income of $58.3 million in 2012. Railcar deliveries totaled 3,821 (992 new, 99 used, 200 leased and 2,530 rebuilt) for 2013 compared to 8,325 (6,484 new, 441 used and 1,400 rebuilt) in 2012.

The Services segment had revenues of $36.6 million in 2013, up from $33.4 million in 2012. Operating income in 2013 for the Services segment was $1.2 million including the fourth quarter restructuring and impairment charges, compared to $2.1 million in 2012.

Corporate costs of $21.9 million for 2013 were $5.3 million lower than in 2012 due to a first quarter benefit from a litigation settlement and reduction in incentive compensation expense in 2013, partially offset by the fourth quarter 2013 severance charges.

The Company’s effective tax rate was 22.3% for the full year 2013.

Cash, cash equivalents, marketable securities and restricted cash of $192.3 million as of December 31, 2013, reflects an $89 million customer deposit received late in 2013. The Company’s $50 million revolving credit facility remains undrawn.

Railcars available for lease and inventory on lease totaled $53.1 million at the end of the fourth quarter of 2013, which was essentially flat compared to the end of the prior quarter.

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The Company will host a conference call and live webcast on Wednesday, February 19, 2014 at 11:00 a.m. (Eastern Standard Time) to discuss the Company’s fourth quarter 2013 financial results. To participate in the conference call, please dial (800) 230-1093, Confirmation Number 318803. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 318803

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at 1-888-793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Standard Time) on February 19, 2014 until 11:59 p.m. (Eastern Standard Time) on March 19, 2014. To access the replay, please dial (800) 475-6701. The replay pass code is 318803. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds coal cars, bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama, Danville, Illinois, Lakewood, Colorado, Grand Island, Nebraska, Hastings, Nebraska, Johnstown, Pennsylvania, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2013	2012
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$145,506	$98,509
Restricted cash and restricted certificates of deposit	7,780	14,700
Marketable securities	38,988	41,978
Accounts receivable, net	4,034	12,987
Inventories, net	66,340	73,842
Inventory on lease	16,955	—
Other current assets	6,768	7,130
Deferred income taxes, net	11,017	12,079

Total current assets	297,388	261,225
Property, plant and equipment, net	39,396	39,343
Railcars available for lease, net	36,110	43,435
Goodwill	22,128	22,128
Deferred income taxes, net	19,758	18,940
Other long-term assets	2,939	3,494

Total assets	$417,719	$388,565

Liabilities and Stockholders’ Equity
Current liabilities
Account and contractual payables	$16,016	$33,453
Accrued payroll and employee benefits	3,981	6,548
Accrued postretirement benefits	413	4,978
Accrued warranty	6,957	7,625
Customer deposits	91,771	36,087
Customer advance	19,037	—
Other current liabilities	9,053	7,885

Total current liabilities	147,228	96,576
Accrued pension costs	845	12,193
Accrued postretirement benefits, less current portion	62,899	64,322
Accrued taxes and other long-term liabilities	4,212	4,143

Total liabilities	215,184	177,234

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	99,265	100,402
Treasury stock, at cost	(30,970)	(34,488)
Accumulated other comprehensive loss	(15,132)	(26,139)
Retained earnings	149,245	171,429

Total stockholders’ equity	202,535	211,331

Total liabilities and stockholders’ equity	$417,719	$388,565

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Revenues	$79,723	$116,579	$290,393	$677,449
Cost of sales	79,926	108,459	277,168	612,463

Gross profit	(203)	8,120	13,225	64,986
Selling, general and administrative expense	7,493	8,171	27,464	32,736
Gain on sale of railcars available for lease	(14)	(13)	(604)	(989)
Restructuring and impairment charges	10,452	—	10,452	—

Operating (loss) income	(18,134)	(38)	(24,087)	33,329
Interest expense	(328)	(94)	(809)	(384)
Other income	5	6	64	11

(Loss) income before income taxes	(18,457)	(126)	(24,832)	32,866
Income tax (benefit) provision	(6,170)	833	(5,537)	13,771

Net (loss) income	$(12,287)	$(959)	$(19,295)	$19,095

Net (loss) income per common share – basic	$(1.03)	$(0.08)	$(1.61)	$1.60

Net (loss) income per common share – diluted	$(1.03)	$(0.08)	$(1.61)	$1.60

Weighted average common shares outstanding - basic	11,965,056	11,938,833	11,954,238	11,932,926

Weighted average common shares outstanding - diluted	11,965,056	11,938,833	11,954,238	11,969,367

Dividends declared per common share	$0.06	$0.06	$0.24	$0.24

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(In thousands)
Revenues:
Manufacturing	$72,055	$109,306	$253,777	$644,012
Services	7,668	7,273	36,616	33,437

Consolidated Total	$79,723	$116,579	$290,393	$677,449

Operating (Loss) Income:[1]
Manufacturing	$(8,737)	$6,526	$(3,361)	$58,272
Services	(2,447)	73	1,161	2,123
Corporate	(6,950)	(6,637)	(21,887)	(27,156)

Consolidated Total	$(18,134)	$(38)	$(24,087)	$33,239

[1]	Operating loss for the fourth quarter of 2013 includes restructuring and impairment charges of $7.6 million in the Manufacturing segment, $1.9 million in the Services segment and $1.1 million in Corporate.

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended December 31,
	2013	2012
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(19,295)	19,095
Adjustments to reconcile net income to net cash flows provided by operating activities:
Restructuring and impairment charges	10,452	—
Depreciation and amortization	10,077	8,398
Gain on sale of railcars available for lease	(604)	(989)
Other non-cash items	575	381
Change in deferred income taxes	5,721	10,420
Stock-based compensation expense recognized	2,289	1,703
Changes in operating assets and liabilities:
Accounts receivable	8,953	(2,862)
Inventories	7,455	(700)
Inventory on lease	(16,955)	—
Other assets	527	(4,531)
Accounts and contractual payables	(17,575)	5,147
Customer deposits and other current liabilities	57,228	20,277
Other changes in working capital	(10,252)	(1,855)
Accrued pension costs and accrued postretirement benefits	(6,353)	(1,482)

Net cash flows provided by operating activities	32,243	53,002

Cash flows from investing activities
Restricted cash deposits	(3,175)	(15,525)
Restricted cash withdrawals	14,700	2,640
Purchase of restricted certificates of deposit	(4,605)	—
Purchase of securities held to maturity	(59,963)	(41,978)
Proceeds from maturity of securities held to maturity	63,000	—
Proceeds from sale of property, plant and equipment and railcars available for lease	6,741	10,526
Purchases of property, plant and equipment	(17,317)	(9,088)

Net cash flows used in investing activities	(619)	(53,425)

Cash flows from financing activities
Deferred financing costs	(336)	—
Stock option exercise	193	—
Employee restricted stock settlement	(98)	(63)
Cash dividends paid to stockholders	(2,889)	(2,875)
Customer advance for production of leased railcars	19,400	—
Repayment of customer advance	(897)	—

Net cash flows provided by (used in) financing activities	15,373	(2,938)

Net increase (decrease) in cash and cash equivalents	46,997	(3,361)
Cash and cash equivalents at beginning of period	98,509	101,870

Cash and cash equivalents at end of period	$145,506	$98,509